EXHIBIT 99.1



                            NOTICE OF BLACKOUT PERIOD
                       TO DIRECTORS AND EXECUTIVE OFFICERS
                       OF MARSH & MCLENNAN COMPANIES, INC.



                     Special Trading Restrictions Related to
     the MMC Stock Investment Plan Blackout Period Beginning March 24, 2005

February 28, 2005

Background
The Marsh & McLennan Companies Stock Investment Plan (the "SIP") will be subject to a blackout period beginning on March 24, 2005, 5:00 p.m. Eastern Time, and ending during the week of April 3, 2005 (the "Blackout Period") that will temporarily prevent participants in the SIP from engaging in transactions in Marsh & McLennan Companies, Inc. ("MMC") common stock in their individual accounts. During the Blackout Period, participants in the SIP generally will be unable to direct or diversify investments in their individual accounts, change elections regarding future contributions, change contribution rates or obtain a loan, distribution or withdrawal from the SIP. The Blackout Period is necessary to make a transition to a new recordkeeper, Mercer HR Services, and trustee, Northern Trust Corporation.

Special Trading Restrictions
This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, each director and executive officer of MMC is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity or derivative security of MMC during the Blackout Period (the "Special Trading Restrictions"). Although the Special Trading Restrictions are subject to certain exceptions, given the complexity of the rules and the short time period involved, you should not engage in any transaction in MMC common stock during the Blackout Period. Accordingly, during the Blackout Period, you may not purchase, sell or otherwise transfer or acquire any shares of MMC common stock or exercise any stock options (cashless or otherwise). It is important to note that, although the Blackout Period arises in connection with the SIP, the Special Trading Restrictions bar directors and executive officers from trading any shares of MMC common stock whether or not they were acquired through the SIP.

The Special Trading Restrictions are in addition to the restriction on trading activity under MMC's insider trading policy. You should continue to direct questions about, and requests for pre-clearance of, your transactions in MMC common stock to Bart Schwartz, Deputy General Counsel, at (212) 345-5522.

Questions?
If you have any questions concerning the Blackout Period, including whether the Blackout Period has ended, you should contact Leon J. Lichter, Vice President, Benefits & Compensation

Counsel, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036, telephone (212) 345-9729. You will receive notice if the Blackout Period changes for any reason.





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